Exhibit 21


                         Subsidiaries of the Registrant

During fiscal 1997, the company had the following subsidiaries, all of which are included in the consolidated financial statements incorporated in this report:

            AKOM, Ltd., a Cayman Islands, B.W.I. corporation (100% owned)

            Dominion Stores, Inc., a Virginia corporation (100% owned)

            Tultex International, Inc., a Virginia corporation (100% owned)

            LogoAthletic, Inc., a Virginia corporation (100% owned)

            LogoAthletic/Headwear, Inc., a Massachusetts corporation
             (100% owned)

            Tultex Canada, Inc., a Canadian corporation (100% owned)

            Track Gear, Inc., a Virginia corporation (100% owned)

            California Shirt Sales, Inc., a Virginia corporation (100% owned)

            Tultex/T-Shirt City, Inc. a Virginia corporation (100% owned)